Exhibit 99.1

Mobile Content Class Action Settlement Announced

CHICAGO, Aug. 27 /PRNewswire/—A group of mobile content providers, including Flycell, Inc., Glomobi, Mobilefunster, Inc., Thumbplay, Inc., WebAMG Holdings, as well as the marketing affiliate Glispa, LLC, and the aggregator Motricity, Inc., have agreed to settle a number of class action lawsuits against them, involving claims that these companies charged wireless subscribers for “mobile content” without authorization. To be clear, each of the Defendants has denied any wrongful conduct, and the settlement is in no way a judgment or ruling by the Court that the Defendants did anything wrong.

“Mobile content” refers to electronic products such as ringtones, games, graphics, news, and other alerts that are provided through mobile phones and are charged directly to consumers’ mobile phone bills. Although a relatively new form of commerce, mobile content has evolved to form a large and increasingly important industry.

The settlement has been preliminarily approved by the Circuit Court of Cook County in Illinois; it includes a $9 million fund to pay all claims of settlement members, and attorney’s fees of up to $1.85 million. Settlement members are eligible to receive a one-time cash award of $10.00, or a refund of up to three months of content subscription charges. Members of the settlement class include any person in the U.S. and its territories who, at any time prior to August 27, 2010, were charged, damaged, or otherwise lost money as a result of unauthorized content from any of the settling Defendants. People can find out if they’re eligible by scanning past phone records for short codes that identify the various mobile content companies. Participants in the AT&T, Mobile Messenger, Media Breakaway, m-Qube or Jamster! settlements are not eligible.

In addition to the payout, the Defendants are required to agree to adhere to certain consumer protection practices—including properly disclosing billing terms—as well as promptly refunding unauthorized content.

Attorneys Jay Edelson, Myles McGuire, Rafey S. Balabanian, and Steven L. Lezell of Edelson McGuire, LLC, were appointed by the Court to serve as the attorneys for the class. Full details can be found at www.cellcontentsettlement.com. Class members may also call the claims administrator directly at 1-800-936-5093 or Class Counsel at 1-866-354-3015.

Plaintiffs’ Law Firm

Edelson McGuire, LLC

Myles McGuire, Esq.,

Tel: 1-312-589-6370

Fax: 1-312-589-6378

mmcguire@edelson.com

SOURCE Edelson McGuire, LLC